Exhibit 99.1

Index to Financial Statements

Page (s)

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:
Balance Sheets - December 31, 2009 and 2008	F-3

Statements of Operations for the Years Ended December 31, 2009 and 2008	F-4

Statement of Changes in Stockholders’ Equity for the Years Ended December 31, 2009 and 2008	F-5

Statements of Cash Flows for the Years Ended December 31, 2009 and 2008	F-6

Notes to Financial Statements	F-7 to F-12

Report of Independent Registered Public Accounting Firm

To The Board of Directors of
Aurios Inc.

We have audited the accompanying balance sheets of Aurios Inc. as December 31, 2009 and 2008 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aurios Inc. at December 31, 2009 and 2008 and the results of its operations, changes in stockholders’ equity (deficit) and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 7 to the financial statements, the Company has suffered recurring losses from operations and has negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 7.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Semple, Marchal & Cooper, LLP
Phoenix, Arizona
March 29, 2010

AURIOS INC.
BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash	$6,676	$43,321
Accounts receivable, net	2,932	5,437
Inventory	19,469	16,605
Total Assets	$29,077	$65,363

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$62,396	$12,498
Due to related party	1,792	454
Total Current Liabilities	64,188	12,952

Long-Term Liabilities
Accrued Interest	11,683	7,580
Note payable - related party	44,121	44,121
Total Liabilities	119,992	64,653

Stockholders’ Equity/(Deficit)
Convertible preferred stock - no par value; 10,000,000 shares authorized, 460,000 shares issued and outstanding at December 31, 2009 and December 31, 2008	115,000	115,000
Common stock, no par value; 90,000,000 shares authorized, 2,400,000 and 2,240,000 shares issued and outstanding at December 31, 2009 and at December 31, 2008, respectively	50,795	10,795
	(256,710)	(125,085)

Total Stockholders’ Equity/(Deficit)	(90,915)	710

Total Liabilities and Stockholders’ Equity/(Deficit)	$29,077	$65,363

The Accompanying Notes are an Integral
Part of the Financial Statements

AURIOS INC.
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008

Sales	$32,029	$22,663

Cost of Sales	18,937	9,825

Gross Profit	13,092	12,838

General and Administrative Expenses	140,230	92,234

Loss from Operations	(127,138)	(79,396)

Other Expense	384	91
Interest Expense	4,103	3,940
	4,487	4,031

Net Loss	$(131,625)	$(83,427)

Loss per share - basic and diluted	$(0.06)	$(0.04)

Weighted average shares outstanding	2,244,011	2,240,000

The Accompanying Notes are an Integral
Part of the Financial Statements

AURIOS INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the years ended December 31, 2009 and 2008

	Common Stock		Convertible Preferred Stock		Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Deficit	(Deficit)

Balance at December 31, 2007	2,240,000	$10,795	460,000	$115,000	$(41,658)	$84,137

Net loss for the year ended December 31, 2008					(83,427)	(83,427)

Balance at December 31, 2008	2,240,000	10,795	460,000	115,000	(125,085)	710

Proceeds from issuance of common stock	160,000	40,000				40,000

Net loss for the year ended December 31, 2009					(131,625)	(131,625)

Balance at December 31, 2009	2,400,000	$50,795	460,000	$115,000	$(256,710)	$(90,915)

The Accompanying Notes are an Integral
Part of the Financial Statements

AURIOS INC.
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008

Cash flows from operating activities:
Net Loss	$(131,625)	$(83,427)
Adjustments to reconcile net loss to net cash Used by operating activities:
Changes in Assets and Liabilities:
Accounts receivable	2,505	(5,437)
Inventory	(2,864)	(1,570)
Account payable	49,898	16,998
Accrued interest-related party	4,103	3,940
Due to related party	1,338	(2,989)

Net cash used by operating activities	(76,645)	(72,485)

Cash flows from financing activities:
Proceeds from issuance of common stock	40,000	-
Net cash provided by financing activities	40,000	-

Net change in cash and cash equivalents	(36,645)	(72,485)

Cash and cash equivalents at beginning of period	43,321	115,806

Cash and cash equivalent at end of period	$6,676	$43,321

Supplemental Information:
Interest paid	-	-
Income taxes paid	-	-

The Accompanying Notes are an Integral
Part of the Financial Statements

AURIOS INC.
NOTES TO  FINANCIAL STATEMENTS

Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates

Nature of Corporation

Aurios Inc. (the “Company” or “we”) is a corporation which was duly formed and organized under the laws of the State of Arizona on August 7, 2001.  Its principal business activity is the production, marketing and distribution of vibration isolation products to the high-end audio and video market.  The Company’s sales occur throughout the United States and in certain foreign countries.  The Company is a former wholly-owned subsidiary of True Gravity Enterprises Inc. (“TGE”). On December 31, 2007, the principal shareholder, who is also a director and officer of the Company, purchased all of the stock owned by TGE. Through June 30, 2007, TGE paid all Company expenses including payroll and vendors.  It charged the Company $1,500 per month as a rent and management fee.  Beginning June 30, 2007, the Company began paying its vendors directly, but continued to contract with TGE for rent and for services performed by TGE.   On February 25, 2010, TGE sold substantially all of its assets to Advanced Vibration Technologies Inc., an Arizona corporation (“AVT”).  Pursuant to a Management and Rental Agreement between AVT and the Company, the Company pays AVT $1,500 per month for rent and certain management services.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock Split

On August 31, 2009 the Company's Board of Directors approved a 2.5-for-1 forward stock split which resulted in 2,240,000 shares outstanding, which has been reflected retroactively for all periods presented.  The conversion ratio for the Company's Series A Convertible Preferred Stock ("Preferred Stock") also adjusted to reflect the change from one share of Preferred Stock being convertible into one share of Common Stock to a conversion ratio of one share of Preferred Stock being convertible into 2.5 shares of Common Stock.

Revenue Recognition

The Company derives its revenues primarily from the sale of vibration and motion control devices through sales on the Company’s website and its distributors. Revenues are recognized at the time the sale is completed and shipped. Once shipped, title to the products, as well as the risks and rewards of ownership, pass to the customers.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising expense for the years ended December 31, 2009 and 2008 were $3,700 and $0, respectively.

Cash and Cash Equivalents

For financial accounting purposes, cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

Accounts Receivable

The Company provides for potentially uncollectible accounts receivable by use of the allowance method.  The allowance is provided based upon a review of the individual accounts outstanding and the Company’s prior history of uncollectible accounts receivable.  As of December 31, 2009 and 2008 there was no provision for uncollectible trade accounts receivable.  The Company does not accrue interest charges on delinquent accounts receivable.  The accounts are generally unsecured.

AURIOS INC.
NOTES TO  FINANCIAL STATEMENTS (Continued)

Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

Inventory

Inventories are stated at the lower of cost (first-in, first-out method) or market value. We regularly assess inventory quantities on hand and record provisions for excess and obsolete inventory based primarily on our estimated forecast of product demand. Inventory consists primarily of components used in assembling vibration control bearings.

Income Taxes

The Company adopted the provisions of ASC 740-10 (formerly FASB interpretation No. 48), Accounting for Uncertainty in Income Taxes, on January 1, 2007, with no material impact on the accompanying financial statements.

The Company files income tax returns in the U.S. federal jurisdiction and the State of Arizona. The Company is subject to federal, state and local income tax examinations by tax authorities for approximately the past three years, or in some instances longer periods.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interests and penalties associated with unrecognized tax benefits, if any, are classified as additional income taxes in the statement of operations.

Deferred income taxes are provided on an asset and liability method, whereby deferred tax assets and liabilities are recognized for deductible temporary differences and operating loss carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that the carryforwards will not be utilized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

New Accounting Pronouncements

In June 2009, the FASB issued a standard that requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This standard is effective for annual reporting periods beginning after November 15, 2009. We are currently evaluating its impact on our financial position and results of operations and do not anticipate a material impact on our financial position or results of operations.

In October 2009, the FASB issued ASU 2009-14, “Certain Revenue Arrangements That Include Software Elements” (ASU 2009-14), which clarifies the guidance for allocating and measuring revenue, including how to identify software that is out of the scope. ASU 2009-14 amends accounting and reporting guidance for revenue arrangements involving both tangible products and software that is “more than incidental to the tangible product as a whole” and the hardware components will also be outside of the scope of software revenue guidance and may result in more revenue recognized at the time of the hardware sale. Additional disclosures will discuss allocation of revenue to products and services and the significant judgments applied in the revenue allocation method, including impacts on the timing and amount of revenue recognition. ASU 2009-14 will be effective prospectively for sales entered into or materially modified in fiscal years beginning on or after June 15, 2010. The FASB permits early adoption of ASU 2009-14, applied retrospectively, to the beginning of the year of adoption. We are currently evaluating the impact on our financial position and results of operations and do not anticipate a material impact on our financial position or results of operations.

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements” (ASU 2009-13), which addresses how revenues should be allocated among all products and services included in sales arrangements. It establishes a selling price hierarchy for determining the selling price of each product or service, with vendor-specific objective evidence (VSOE) at the highest level, third-party evidence of VSOE at the intermediate level, and a best estimate at the lowest level. It replaces “fair value” with “selling price” in revenue allocation guidance. It also significantly expands the disclosure requirements for such arrangements. ASU 2009-13 will be effective prospectively for sales entered into or materially modified in fiscal years beginning on or after June 15, 2010. The FASB permits early adoption of ASU 2009-13, applied retrospectively, to the beginning of the year of adoption. We are currently evaluating the impact on our financial position and results of operations and do not anticipate a material impact on our financial position or results of operations.

Earnings Per Share

The earnings per share accounting guidance provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.

AURIOS INC.
NOTES TO  FINANCIAL STATEMENTS (Continued)

Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

As of December 31, 2009 and 2008, there were 460,000 shares of Series A Convertible Preferred Stock convertible into 1,150,000 common shares. These shares were not included in the determination of diluted earnings per share as their effect was anti-dilutive. Holders of shares of Series A Convertible Preferred Stock are entitled to receive dividends as declared from time to time by the board of directors. Since their issuance, no dividends have been declared on the Series A Convertible Preferred Stock.

On August 31, 2009, the Company approved a 2.5 for 1 stock split of its outstanding common stock, which resulted in 2,240,000 shares of Common Stock outstanding, which has been reflected retroactively for all periods presented.

Note 2
Related Party Transactions

The Company had a balance due to a related party, TGE, in the amount of $1,500 and $454 at December 31, 2009 and 2008, respectively. These are considered short term in nature and non-interest bearing.

The Company had a note payable to a related party, TGE, in the amount of $44,121 as of December 31, 2009 and 2008, bearing interest at a rate of 8.25%. All outstanding principal and interest is due and payable on December 15, 2011. As of December 31, 2009 and 2008, there was accrued interest in the amount of $11,683 and $7,580, respectively.

The Company paid a fee of $1,500 per month to TGE to compensate it for administrative expenses and the use of TGE’s facilities.

In July 2007 the Company entered into a non-exclusive License Agreement with a related party, TGE, giving the Company rights in various patents, pending applications for patents and trademarks in various countries of the world, including the United States. The Company pays TGE five percent (5.0%) of worldwide net sales of the licensed products. In October 2007, the License Agreement was amended to state that the royalty would begin to accrue on January 1, 2008. As of December 31, 2009 and 2008, the accrued royalty the Company owed to TGE was $292 and $1,454, respectively.

TGE shares the same management with the Company and both the Company and TGE have the same majority owner.

During the years ended December 31, 2009 and 2008, the Company paid $60,997 and $29,291, respectively, in legal services to a firm in which a principal stockholder of Aurios is a partner. He also performed or supervised the legal services rendered by his law firm.

On February 25, 2010, TGE sold substantially all of its assets to Advanced Vibration Technologies Inc., an Arizona corporation.

Note 3
Accounts Receivable

Accounts Receivable consists of:

	December 31,	December 31,
	2009	2008
Accounts Receivable	$2,932	$5,437
Less: Allowance for Doubtful Accounts	-	-
	$2,932	$5,437

AURIOS INC.
NOTES TO  FINANCIAL STATEMENTS (Continued)

Note 4
Concentration of Credit Risk

The Company maintains cash accounts at a financial institution. Deposits not to exceed $250,000 are insured by the Federal Deposit Insurance Corporation. At December 31, 2009 and 2008, the Company had no uninsured cash and cash equivalents.

For the years ended December 31, 2009 and 2008, the Company had 83% and 58% of sales to four customers and two customers, respectively. As of December 31, 2009 and 2008, receivables from these customers were $2,931 and $4,950, respectively.

Note 5
Stockholders’ Equity

Preferred Stock:

On September 27, 2007, the Company amended its Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of no par value preferred stock, with such rights, preferences, privileges and restrictions as determined by its board of directors.

Series A Convertible Preferred Stock:

On December 14, 2007, the Company completed a private placement of Series A Convertible Preferred Stock pursuant to the terms of a Private Placement Memorandum with accredited investors. The Series A Convertible Preferred Stock was issued at $0.25 per share. Each Series A Convertible Preferred Stock is convertible into shares of the Company’s common stock at a price of $0.10 per share after ninety (90) days from the date of issuance. The shares of Series A Convertible Preferred Stock are redeemable, at the option of the Company, on or after the second anniversary of the date of issuance, plus all accrued but unpaid dividends, on the following basis: (i) $0.30 per share if redeemed on or after the second anniversary of the date of issuance; (ii) $0.35 per share if redeemed on or after the third anniversary of the date of issuance; and (iii) $0.40 per share if redeemed on or after the fourth anniversary of the date of issuance. The Company committed to file a registration statement to register the conversion shares under the Securities Act of 1933 (“the Securities Act”), as amended, and all applicable state securities laws after the conclusion of the offering of the shares of Series A Convertible Preferred Stock by the Company. The Company filed such registration statement and it became effective in May 2009.  The Company will keep it effective for the shorter of one year or until the holders can make use of Rule 144 under the Securities Act.

Common Stock:

On September 27, 2007, the Company amended its Articles of Incorporation to authorize the Company to issue up to 90,000,000 shares of no par value Common Stock.

On August 31, 2009, the Company approved a 2.5 for 1 stock split, which resulted in 2,240,000 shares of Common Stock outstanding, which has been reflected retroactively for all periods presented.

Additionally, on August 31, 2009, the Company commenced a private placement of a minimum of 80,000 shares and a maximum of 400,000 shares of its Common Stock to accredited investors at a price of $0.25 per share. As of December 31, 2009, the Company has sold 160,000 shares, for gross proceeds of $40,000, under the private placement.

Stock Options:

The Company, under its 2007 Stock Option Plan, is authorized to grant options for up to 625,000 shares of common stock, no par value. Options may be granted as incentive stock options or nonqualified stock options. Incentive stock options shall not be granted at less than one hundred percent (100%) of the fair market value of the common stock on the date of the grant, and have exercise terms of up to ten years with vesting periods determined at the discretion of the Company’s board of directors. As of December 31, 2009 no stock options had been granted.

AURIOS INC.
NOTES TO  FINANCIAL STATEMENTS (Continued)

Note 6
Income Taxes

The provisions for income tax expense consist of the following:

	December 31,
Deferred:	2009	2008
Income tax benefit at statutory rates	$51,000	$33,000
Valuation allowance of net operating loss	(51,000)	(33,000)

	$-	$-

The Company’s deferred tax asset consists of the following:

	December 31,
	2009	2008
Deferred tax asset:
Net operating loss carryforward	$87,800	$36,800
Less: Valuation allowance	(87,800)	(36,800)

	$-	$-

During the year ended December 31, 2006 and through June 30, 2007, the net operating loss carryforward was consolidated by TGE pursuant to a tax sharing agreement. No intercompany receivable was recorded due to the uncertainty of the utilization of the net operating loss carryforward by TGE.

The loss carryforwards, unless utilized, will expire primarily from 2027 through 2029.

Note 7
Going Concern

The Company has incurred an accumulated deficit and has had negative cash flows from its operations. Realization of the Company’s assets is dependent upon the Company’s ability to meet its future financing requirements and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has no expansion plans that would require significant infusions of capital into its operations; however, it expects that it will need additional working capital in the next twelve months if it does not generate cash flow from operations.  No assurances can be given that the Company will be able to raise such additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to the Company.  If the Company is unable to raise additional funds, it could be required to either substantially reduce or terminate its operations.

Note 8
Subsequent Events

We have evaluated subsequent events through March 29, 2010, which is the date the financial statements were issued.

Subsequent to December 31, 2009 all of the Company’s preferred shares were converted into 1,150,000 shares of common stock.

AURIOS INC.
NOTES TO  FINANCIAL STATEMENTS (Continued)

Note 8
Subsequent Events (Continued)

On February 25, 2010, TGE sold substantially all of its assets to Advanced Vibration Technologies Inc., an Arizona corporation (“AVT”).  Pursuant to a Management and Rental Agreement between AVT and the Company, the Company pays AVT $1,500 per month for rent and certain management services.

On March 25, 2010, Paul Attaway, an officer and director of the Company, purchased 48,000 shares of common stock for $0.25 per share, for a total of $12,000 in the Company’s private placement of common stock.

On March 26, 2010 and March 29, 2010, Ira Gaines and Christian Hoffmann III, both of whom are principal shareholders of the Company, each purchased 40,000 shares of common stock for $0.25 per share for a total of $10,000 in the Company’s private placement of common stock.